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                                                                    EXHIBIT 99

Press Release dated June 23, 1998, of Darden Restaurants, Inc.

            DARDEN REPORTS SHARPLY HIGHER ANNUAL EARNINGS AND STRONG
                   FOURTH QUARTER SAME-RESTAURANT SALES GAINS

ORLANDO, FL - Strong, double-digit same-restaurant sales gains at Olive Garden coupled with solid single-digit increases at Red Lobster led to fourth quarter results well ahead of last year. Earnings after tax rose almost 37% during the quarter to $40.0 million, or 27 cents per diluted share.

"We are enthused by the results achieved by our teams at Olive Garden, Red Lobster and Bahama Breeze for the year and especially in the fourth quarter," said Joe R. Lee, Chairman and Chief Executive Officer. "I believe our management teams are the best in the industry and they have made tremendous strides this year in carrying out our mission of being brilliant with the basics. The strategies the leaders of our companies have in place are clearly working and our guests, employees and investors are benefiting from this effort."

Highlights for the quarter and fiscal year ended May 31, 1998, which had an additional operating week compared to prior year, included:

o Earnings after tax in the fourth quarter were $40.0 million, or 27 cents per diluted share, on $921.2 million in sales (14 weeks). Prior year earnings after tax before unusual items were $29.3 million, or 19 cents per diluted share, on sales of $816.7 million (13 weeks).

o Annual earnings after tax increased 87% to $101.7 million, or 67 cents per diluted share, on sales of $3.29 billion (53 weeks). Prior year earnings after tax before unusual items were $54.3 million, or 35 cents per diluted share, on sales of $3.17 billion (52 weeks).

o Olive Garden posted a 10.6% same-restaurant sales gain in the fourth quarter on a 13 vs. 13 weeks basis. This represents the fifteenth consecutive quarter of same-restaurant sales gains and at a rate higher than any of the previous quarters. This strong momentum enabled Olive Garden to post record operating profits for the quarter and fiscal year.

o Red Lobster reported its largest same-restaurant sales gain in five years of 4.5% on a 13 vs. 13 weeks basis.

o Bahama Breeze opened its third restaurant during the quarter. Located in Memphis, Tennessee, the restaurant is the first Bahama Breeze to open outside of Florida. Early results are surpassing expectations and several more restaurants are under development.

o The Company purchased 5.8 million shares of its common stock in the fourth quarter for a cumulative total of 13.5 million shares purchased for the year.


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FOURTH QUARTER OPERATING HIGHLIGHTS
-----------------------------------

OLIVE GARDEN'S sales of $381.9 million were up over 16% from prior year and include an extra week of sales resulting from the 53-week fiscal year. Sales of $1.38 billion for the fiscal year were over 7% above prior year and average annual restaurant sales for the year were $2.9 million (52 week base). The same-restaurant sales gain of 10.6% in the fourth quarter demonstrates strong momentum and marked the fifteenth consecutive quarter of increases. A strong rise in guest counts caused operating profit to increase at a healthy double-digit pace for the quarter and fiscal year establishing an all-time record.

"This has been an outstanding year in so many ways," said Brad Blum, President of Olive Garden. "I can't say enough about our team and the tireless efforts they have made to provide Hospitaliano to our guests. I thank our team for their dedication and our guests for their patronage in making Olive Garden America's choice for casual dining Italian food now and for generations. We have achieved a new level of excellence in the dining experience we offer our guests and we are setting our sights higher still for the future."

RED LOBSTER'S sales of $534.7 million were up 10% from prior year and include an extra week of sales resulting from the 53-week fiscal year. Sales of $1.89 billion for the fiscal year were 1% above prior year and average annual restaurant sales for the year were $2.7 million (52 week base). Same-restaurant sales were up 4.5% in the fourth quarter. There was a strong double-digit operating profit increase for the quarter while fiscal year operating profit more than doubled. Margins improved due to lower food and beverage costs as a percent of sales, reduced restaurant expense and decreased marketing expenditures.

"This has been a rebuilding year," said Dick Rivera, President of Red Lobster. "While there is much more work ahead of us, I am very pleased with what our team has accomplished. I am confident in the turnaround that is taking place, the direction we are heading and the enthusiasm of our restaurant crews. We are committed to providing a remarkable dining experience to each and every guest, each and every time they visit. We are focused on the in-restaurant skills to make sure that happens."

BAHAMA BREEZE successfully opened its third restaurant during the quarter. Located in Memphis, TN, it is the first Bahama Breeze outside of Florida. Sales continue to exceed expectations and plans are underway to develop restaurants in Tampa, Atlanta, Columbus, OH, Raleigh, NC, Miami, and other locations.

FISCAL YEAR RESULTS
-------------------

For fiscal 1998, total company sales of $3.29 billion were up 4% from the prior year. After-tax earnings were $101.7 million, or 67 cents per diluted share, up from $54.3 million of earnings after tax before unusual items, or 35 cents per diluted share in fiscal 1997. In last year's fourth quarter, the Company recorded a $145.4 million after-tax charge (93 cents per diluted share) to write down impaired assets under FAS 121 and carry-out other restructuring and administrative


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actions. Including this charge, after-tax losses last year were $91.0 million, or 59 cents per diluted share.

OTHER ACTIONS
-------------

The company continued its buyback of common stock in the open market, purchasing
5.8 million shares in the fourth quarter for a total of 13.5 million shares purchased during the year. Cumulatively, since the initial authorization of its repurchase program, the Company has repurchased 20.4 million shares out of a total authorization of 30.8 million shares.

The Board of Directors nominated Maria A. Sastre as a director of the company. Ms. Sastre is Vice President Latin America for United Airlines in Miami. She leads and manages the $1 billion Latin America and Miami regions for United. Ms. Sastre's election is expected in September at the Company's annual meeting.

"Maria Sastre is a proven leader with significant experience in operations, customer service and strategic development," said Lee, "She will be a tremendous asset to Darden Restaurants."

Darden Restaurants Inc., headquartered in Orlando, Florida, owns and operates Red Lobster, The Olive Garden and Bahama Breeze restaurants with annual sales of $3.3 billion.


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